Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated November 3, 2025 relating to the Common Stock, $0.0001 par value, of Deep Fission, Inc. shall be filed on behalf of the undersigned.

EE HOLDINGS LIMITED By: /s/ Lucy Poignand
Name: Lucy Poignand
Title: Director

EDWARD EISLER By: /s/ Edward Eisler